Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 7
(To Prospectus dated April 8, 2011)

SNAP INTERACTIVE, INC.

6,630,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 7 supplements and amends the prospectus dated April 8, 2011, as supplemented by Prospectus Supplement No. 1 dated May 16, 2011, Prospectus Supplement No. 2 dated May 27, 2011, Prospectus Supplement No. 3 dated August 9, 2011, Prospectus Supplement No. 4 dated November 1, 2011, Prospectus Supplement No. 5 dated November 14, 2011 and Prospectus Supplement No. 6 dated December 12, 2011, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated December 14, 2011, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 16, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2011
SNAP INTERACTIVE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-52176 (Commission File Number)	20-3191847 (IRS Employer Identification No.)
462 7th Avenue, 4th Floor, New York, NY 10018 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (212) 594-5050
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02    Unregistered Sales of Equity Securities

On December 14, 2011, Snap Interactive, Inc. (the “Company”) issued 4,250,000 restricted shares of its common stock, par value $0.001 per share, to Clifford Lerner, the Company’s President and Chief Executive Officer.  The award of restricted shares of common stock is intended to replace Mr. Lerner’s option to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.13 per share, which Mr. Lerner has informed the Company he does not intend to exercise prior to its expiration on January 1, 2012.

The restricted shares of common stock were issued under a restricted stock award agreement that was executed on December 16, 2011.  The restricted shares of common stock are currently voteable by Mr. Lerner and vest upon the earlier of (i) the tenth anniversary of the date of grant or (ii) a “change in control” of the Company, provided that Mr. Lerner is still providing services to the Company or its subsidiaries on the applicable vesting date.

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 3.02 is hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP INTERACTIVE, INC.

Date: December 16, 2011	By:	/s/ Clifford Lerner
	Name:	Clifford Lerner
	Title:	President and Chief Executive Officer